Exhibit 10.41
SEVENTH AMENDMENT
TO THE
SITHE STABLE PENSION ACCOUNT PLAN
This Seventh Amendment to the Sithe Stable Pension Account Plan is made and entered into by Sithe Energies, Inc. (the “Company”) this 4th day of December, 2007, effective as of January 1, 2008.
W I T N E S S E T H:
WHEREAS, the Company and its predecessors have previously adopted the Sithe Stable Pension Account Plan, effective January 1, 2000 and as subsequently amended (the “Plan”); and
WHEREAS, the Company and its delegates are authorized and empowered to amend the Plan pursuant to Section 11.1 of the Plan; and
WHEREAS, the Dynegy Inc. Benefit Plans Committee met and approved on August 23, 2007 certain changes to the Plan for compliance with the Pension Protection Act of 2006 (“PPA”) and the Company desires to approve the specific Plan amendments for these changes.
NOW, THEREFORE, the Plan is hereby amended as of January 1, 2008 as follows:

I.
Section 1.4 is amended by adding at the end as follows:
“The Applicable Interest Rate is the annual rate of interest determined in accordance with Code Section 417(e)(3)(C) for the lookback month preceding the first day of the stability period. For purposes of this Paragraph, prior to January 1, 2008, the annual rate was the rate of interest on 30-year Treasury securities. On and after January 1, 2008, the annual rate is the adjusted first, second and third segment rates applied under rules similar to the rules of Code Section 430(h)(2)(C) for the month before the date of the distribution or such other time as the Secretary of the Treasury may prescribe by regulation. For purposes of this Paragraph, the adjusted first, second and third segment rates are the first, second and third segment rates which would be determined under Code Section 430(h)(2)(c) if (i) Code Section 430(h)(2)(D) were applied by substituting the average yields for the month described in clause (ii) for the average yields for the 24-month period described in such section; (ii) Code Section 430(h)(2)(G)(i)(ll) were applied by substituting “section 417(e)(3)(A)(ii)(ll)” for “section 412(b)(5)(B)(ii)(ll)”; and (iii) the applicable percentage under Code Section 430(h)(2)(G) were determined in accordance with the following table:

For Plan Year	Applicable Percentage

2008	20%

2009	40%

2010	60%

2011	80%”
II.
Article I is amended by adding a new section, Section 1.35A, immediately following Section 1.35, as follows:
“1.35A ‘QuaIified Optional Survivor Annuity’: An annuity for the life of the Participant with a survivor annuity for the life of the spouse which is equal to 75% of the annuity which is payable during the joint lives of the Participant and the spouse that is the Actuarial Equivalent of the standard form of benefit and that is provided in compliance with section 417(g) of the Code commencing as of January 1, 2008.”

III.
Section 4.2(b) is amended by inserting the phrase, “including as of January 1, 2008, the election or waiver of a Qualified Optional Survivor” after the phrase “and other rules and restrictions in this Article 4”.
IV.
Section 4.3(a)(4)(B) is amended by deleting the first sentence and replacing it with the following:
“The term ‘Qualified Election’ shall mean an election to waive the applicable standard form of annuity and, effective January 1, 2008, to elect or waive the Qualified Optional Survivor Annuity.”
V.
Section 4.3(b) is amended by inserting the phrase “or the Qualified Optional Survivor Annuity” after the phrase “in the standard benefit form set forth in Section 4.2” in the first sentence.
VI.
Appendix B, Section B8.1 is amended by adding at the end the following:
“or, effective as of January 1, 2008, a Qualified Optional Survivor Annuity as provided under Section 4.3:”
VII.
Except as amended herein, the provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Seventh Amendment has been executed by the duly designated officer and is effective as of the dates set forth hereinabove.

Sithe Energies, Inc.
By:	/s/ [ILLEGIBLE]
Title: Chairman, Dynegy Benefit Committee

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